EXHIBIT 10.11
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is made between Saed Mohseni (“Employee”) and BEF MANAGEMENT, INC., an Ohio corporation (“Bob Evans” or the “Company”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated November 14, 2015 (the “Employment Agreement”); and

WHEREAS, the parties acknowledge it is in their individual and mutual best interests to fully dispose of any and all claims between them arising out of Employee’s employment with and separation from the Company.

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1.Separation Date. Employee and Bob Evans acknowledge and agree that the Employee’s last day of employment with the Company is April 27, 2017 (“Separation Date”). The parties agree and acknowledge that the separation is not as a result of a disagreement between the Employee and the Company, or a disagreement between the Company and the Employee. Accordingly, Employee’s separation of employment shall be considered a “Termination Without Cause” under the Employment Agreement.

2.Consideration for Release. In consideration for Employee’s (i) release of any and all claims Employee may have against the Company, if any, and (ii) adherence to each of the terms and conditions of this Agreement and provided that Employee has executed this Agreement and has not later revoked the Agreement as provided herein, the Company shall pay Employee: (x) a gross payment of One Million Two Hundred Sixty Thousand Dollars and 00/100 cents ($1,260,000.00), representing a severance amount equivalent to twenty-four (24) months of salary discounted by ten percent of such salary (10%), and (y) a lump sum payment equal to Forty-Nine Thousand, Three Hundred Eighteen Dollars and 25/100 cents ($49,318.25), representing the Benefits Payment, in each case less appropriate deductions and tax withholding amounts. As used herein, the term “Benefits Payment” shall mean the payment in full satisfaction of the Company’s benefit payment obligation as set forth in Section 13.d(vi) and (vii) of the Employment Agreement. The Severance Amount shall be paid in equal monthly installments over the twenty-four (24) months following the Separation Date (the “Severance Period”); provided, however, that if the Company determines that any portion of the Severance Amount satisfies an exemption from Code Section 409A (as defined herein), then (i) the portion of the severance amount that the Company determines satisfies an exemption from Code Section 409A (the “Exempt Severance Portion”) shall be paid to Employee in a lump sum on the thirtieth (30th) business day after the Separation Date, and (ii) the portion of the severance amount that the Company determines is subject to, but does not satisfy an exemption from, Code Section 409A shall be paid to Employee in equal monthly installments over the Severance Period, subject to the Delay Period (as defined in Paragraph 24 of this Agreement). The Benefits Payment shall be paid in a lump sum payment on the thirtieth (30th) business day after the Separation Date.

3.Other Benefits, Plans and Agreements. All other benefits and remuneration of any kind, including bonus plans, life insurance and long term disability insurance, perquisites (i.e., company car and/or car and gas allowances), shall terminate effective on the Separation Date, except (i) medical and dental insurance coverage, including flexible spending account and employee assistance program access, if any, which will terminate on April 30, 2017; (ii) any vested rights Employee may have in any outstanding equity awards, Bob Evans’ 401(k) Retirement Plan, the Bob Evans Farms Third Amended and Restated Executive Deferral Program (“BEEDP”), and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan (“SERP”) (all of which shall be governed and paid according to the terms of their respective plans and/or award agreement); (iii) indemnification rights, if any, under the Company’s Bylaws or separate agreement; and (iv) as otherwise provided for in this Agreement.

Additionally, (I) to the extent that on or prior to the Separation Date, the Company has granted the Employee restricted stock awards / restricted stock units or performance stock units, the Company shall cause one hundred percent (100%) of such unvested stock awards / stock units to be vested at the “target” threshold of performance (the “Stock Acceleration”) on the later to occur of: (X) April 28, 2017 and (Y) the sale by the Company of the Bob Evans Restaurants business to Golden Gate Capital, all as more fully provided in that certain 8-k filed by the Company with the SEC on January 24, 2017, and (II) the Company shall pay Employee his Bonus for Fiscal Year 2017 based on the actual achievement of the applicable performance goals for such fiscal year (as determined by the Company’s Compensation Committee in the reasonable exercise of its discretion, and paid at the same time payments are made thereunder to other participants, unless delayed by the operation of this Agreement); provided in each case that Employee has executed this Agreement without later revoking the same. Employee acknowledges and agrees that the Company has paid Employee all wages, salary, benefits and other compensation (including any accrued but unpaid vacation pay) to which Employee is entitled and owed. Moreover, except as provided for in this Agreement, Employee shall not be entitled to receive any other compensation or benefits of any sort from the Company and its affiliates, or their respective officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation, benefits or rights under the Employment Agreement. Employee also understands and agrees that, by entering into this Agreement, any and all rights Employee had, has or may hereafter have, under any and all change in control agreements between Employee and the Company are hereby revoked, extinguished and released.

4.Confidential Information and Company Property.

4.1.    Without the written consent of the Company, Employee shall not use, divulge, furnish, copy, disclose or make accessible (other than for the benefit of the Company and its affiliates) to any person or organization in any form or manner for use in any way any Confidential Information (as defined herein) of the Company or its affiliates.

4.2.    As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates, including without limitation: trade secrets (as defined by the laws of the State of Ohio); business plans; financial information; accounting data; employment or employee-related information; marketing plans and information; sales information (including sales records, plans and projections); pricing information; supplier and customer (current and prospective) information; product information (including new products, recipes, formulas and samples); information related to the siting of new or existing restaurants; information related to the design or construction of the Company’s restaurants or plants; manufacturing processes; hiring and recruitment information; all information relating to the Company’s goods and services; research and development information; legal information (including legal issues, cases and strategies) or other information, technology, data and materials, disclosed verbally or in writing by the Company and its affiliates to Employee. “Confidential Information” does not include information that is or becomes generally available to the public, other than through disclosure by Employee.

4.3.     Employee acknowledges that any information shall be presumed to be Confidential Information if the Company takes or has taken measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by the Company to have access thereto for limited purposes.

4.4.	All information disclosed to Employee or to which Employee obtains or has obtained access to during the period of Employee’s employment, which Employee has a reasonable basis to believe to be Confidential Information, shall be presumed to be Confidential Information.

4.5.    Immediately upon Employee’s separation from the Company, all records of Confidential Information, including, but not limited to, all notes, emails, memos, plans, records, letters, reports or other tangible materials, including copies thereof, in Employee’s possession, and including any and all documents and copies thereof provided to Employee’s attorney, whether prepared by Employee or by others, shall be left with, or delivered by Separation Date to the Company. Further, immediately upon the Separation Date, Employee shall return to Company any and all property of Company in Employee’s possession, including, but not limited to, Employee’s company car, cellular phone, keys, equipment, all documents, emails, Confidential Information and computer files (howsoever evidenced and stored, and whether on Employee’s personal computer, PDA, phone or otherwise). Employee acknowledges and understands that the Company’s obligation to pay Employee the severance benefits identified in Paragraph 2 together with the Stock Acceleration is expressly conditioned upon Employee’s adherence to the terms of this Agreement, including the provisions of this Paragraph. Notwithstanding the foregoing, Employee may retain any and all documents relating to his/her compensation and benefits, including, but not limited to, documents relating to the health insurance plan, outstanding equity awards, the 401(k) Retirement Plan, the SERP, and the BEEDP.

4.6.    Employee agrees, unless compelled by legal process, not to discuss with any person or entity, including without limitation any current, future or former employees of the Company and its affiliates (collectively, “Company Employees”), any information concerning: any Confidential Information, including the business sensitive policies, personnel or business practices of the Company and/or any of its affiliates, and its or their past, present or future stockholders, officers, directors, parents, subsidiaries, divisions, successors, assigns, employees, managers, members, agents or representatives (collectively, “Related Parties”). If Employee is compelled to give testimony pursuant to legal process, Employee shall immediately notify the Company as soon as Employee becomes aware of such legal process pursuant to Paragraph 23. The above notwithstanding, nothing in this Agreement prohibits Employee from communicating directly with the U.S. Securities and Exchange Commission (the “SEC”), or any member of its staff, about any possible violation of federal securities law or making any disclosure protected under the whistleblower provisions of federal law or regulation. Employee does not need the approval of the Company prior to communicating directly with the SEC or its staff. Employee, however, further acknowledges that the Employee has no reason to believe that the Company is in violation of federal securities laws, nor does the Employee have any knowledge of any violation, possible violation or series of facts and circumstances on the part of / attributable to the Company which could give rise to a whistleblower claim under federal or state law or applicable regulations.

4.7.    Employee understands and agrees that, even after his/her employment with the Company ends, Employee is still bound by the provisions of the Company’s “Policy Statement Against Insider Trading,” which provides, in relevant part, that:

This Policy Statement continues to apply to your transactions in our securities even after your service with us ends. If you are aware of material nonpublic information when your service ends with us, you may not disclose such information or otherwise trade in our securities until that information has become public or is no longer material.

5.Cooperation. Employee agrees to cooperate fully with the Company in its defense of any lawsuit, investigation, proceeding or third party request for information filed/requested over matters that occurred during the tenure of Employee’s employment with the Company, and agrees to provide full and accurate information with respect to same. Employee further agrees not to provide any information to any outside parties concerning the Company and its Related Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company in advance of such subpoena or court order pursuant to Paragraph 23 and permitting the Company a minimum of five (5) business days to respond or object.

6.Confidentiality. Employee agrees not to, at any time, talk about, write about or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (i) an attorney, accountant, or other advisor engaged by Employee to advise him/her; (ii) the Internal Revenue Service or other governmental agency; and (iii) his/her immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others. Nothing in this Paragraph shall be construed to prohibit Employee from disclosing to potential employers the existence of this Agreement and the general nature of its provisions.

7.New Employment / Severance Offset. Intentionally Omitted

8.Recoupment. Employee acknowledges that he remains subject to the Bob Evans Farms, Inc. Executive Recoupment Policy, as the same is in effect on the date hereof.

9.Non-Competition. Employee acknowledges that he remains subject to the Non-Competition provisions of Section 9 of the Employment Agreement, which provisions are incorporated herein by reference as if fully restated herein.

10.Agreement Not to Solicit Employees. Employee acknowledges that he remains subject to the Non-Solicitation provisions of Section 10 of the Employment Agreement, which provisions are incorporated herein by reference as if fully restated herein.

11.No Disparagement. Employee agrees that he/she shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or its Related Parties. Company agrees that he/she shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Employee.

12.Release of Claims.
12.1.    In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of Employee, his/her heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its Related Parties, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had or now has against said Company and its Related Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date Employee signed this Agreement, including, without limiting the generality of the foregoing, any and all claims which are related to Employee’s employment with the Company and the termination thereof, and any and all rights which Employee has or may have under the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; the Fair Labor Standards Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; 42 U.S.C. §1981; the Americans With Disabilities Act; Ohio Revised Code Sections 4101.17 and 4112.02 et seq., as and to the extent any of the foregoing are amended or modified, and other federal and state statutes which regulate or pertain to employment; and the laws of contract, torts, and other subjects. Nothing contained herein shall be construed as a waiver or release of Employee’s vested rights in the Company’s 401(k) Retirement Plan, any outstanding equity awards, the SERP, the BEEDP, indemnification rights, or rights under this Agreement.

12.2.     It is hereto agreed that this Agreement constitutes, among other things and except to the extent that rights are retained as noted above, a full and complete release of any and all claims which Employee may have against the Company or its Related Parties, upon or by reason of any matter or thing whatsoever which has occurred prior to the signature date of this Agreement, including without limitation all age discrimination claims under the Age Discrimination in Employment Act, as amended, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. Employee expressly and knowingly waives his/her right to file any civil action, as a class member or individually, or to receive any monetary award arising therefrom related to any claims Employee may have against the Company or its Related Parties which are released hereunder, including without limitation any matters arising out of or relating to Employee’s employment with or separation from Bob Evans.

12.3.    Notwithstanding the foregoing provisions of Paragraph 12, Employee understands that Employee is not waiving any claims and rights that may arise after the date of this waiver. Employee further understands that this does not limit Employee’s right to file a charge with an agency or to participate in any agency’s investigation; however, Employee waives his/her right to recover any damages should any agency ever pursue a claim on Employee’s behalf. Employee further understands that this does not limit Employee’s right to seek a judicial determination of the validity of this waiver or to test the knowing and voluntary nature of this waiver.

13.No Acknowledgment of Liability. It is understood that this Agreement is, among other things, a compromise of disputed claims, and no party, by entering into this Agreement, acknowledges the validity of the other’s claims or defenses, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by the Company or its Related Parties of any liability whatsoever to Employee or any other person or entity.

14.Remedies for Breach by Employee. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Paragraphs 4, 5, 6, 9, 10 and 11. Employee agrees that any breach of this Agreement by Employee would cause the Company and/or its Related Parties great and irreparable injury and damage, the actual amount of which cannot be reasonably or adequately compensated in damages in an action at law. Employee acknowledges that the Company shall, therefore, be entitled, in addition to any other remedies that it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of the Employee hereunder. In addition to any and all other remedies available to the Company, Employee agrees that the Company shall be entitled to recover from Employee liquidated damages in an amount no less than twenty-five percent (25%) of the severance and Stock Acceleration provided hereunder. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies that the Company may have.

15.Employee’s Acknowledgments.

15.1.    Employee states and represents that he/she has carefully read this Agreement and knows the contents thereof, and that Employee has executed the same as his/her own free act and deed.

15.2    Employee acknowledges that he/she has been and is hereby advised in writing to consult with an attorney concerning this Agreement and that Employee had the opportunity to seek the advice of legal counsel in connection with the negotiation and execution of this Agreement. Employee further acknowledges that he/she has had the opportunity to ask questions about each and every provision of this Agreement and that Employee fully understands the effect of the provisions contained in this Agreement upon his/her legal rights. Employee acknowledges that he/she has been given twenty-one (21) days from the date of receipt of the Agreement to consider whether to sign the Agreement, and that Employee may revoke his/her signature at any time before expiration of seven (7) days after Employee signs the Agreement. To accept the terms of this Agreement, Employee must return a signed and notarized original Agreement to Debbie Wickline, Bob Evans Farms, 8111 Smith’s Mill Road, New Albany, OH 43054. To revoke his/her signature and the Agreement, Employee shall notify the Company pursuant to Paragraph 23 by no later than 5:00 p.m. EST on the seventh (7th) day after Employee signs the Agreement. This Agreement becomes effective upon the expiration of seven (7) days after Employee signs the Agreement provided Employee has not sooner revoked his/her signature.

15.3 Employee agrees that he/she has: (i) received all compensation due Employee as a result of services performed for the Company with the receipt of his/her final paycheck; (ii) reported to the Company any and all work-related injuries incurred by Employee during his/her employment by the Company; and (iii) been provided any leave of absence due on account of Employee’s or a family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

15.4    Employee agrees that he/she is solely liable for any and all income tax, other taxes, or assessments owed by Employee in connection with any payment made pursuant to this Agreement. Employee further warrants that he/she is not a Medicare beneficiary as of the date of this release and that, as a result, no conditional payments have been made by Medicare.

16.Successors and Assigns. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company’s obligations and agreements under this

Agreement shall be binding upon the Company’s affiliates, divisions, successors, and assigns and shall inure to the benefit of Employee’s heirs, executors, and assigns.

17.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to any choice of law or conflict of law rules or provisions. If any provision or provisions hereof shall at any time be found or declared invalid or unenforceable, such finding or declaration shall not impair the remaining provisions hereof, but the same shall remain valid and enforceable.

18.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof, except as otherwise provided herein. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by the party affected.

19.Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

20.Interpretation. In this Agreement, (i) the word “including” means including without limiting the generality of any description preceding such term and (ii) references to any agreement or plan means such agreement or plan as amended and modified and in effect from time to time in accordance with the terms of such agreement or plan.

21.Withholding Taxes. The Company may withhold from all compensation payable pursuant hereto all sums required to be withheld under all federal, state and city laws, or governmental regulation or ruling, with respect to payment of compensation, benefits or perquisites.

22.Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

23.Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four (4) days after being mailed by registered or certified mail, return receipt requested, or one (1) day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

If to the Company, to:

BEF Management, Inc.
8111 Smith’s Mill Road
New Albany, OH 43054
Attention: Colin M. Daly
Email: colin.daly@bobevansfoods.com

Or to such other address as such party may indicate by a notice delivered to the other party hereto.

24.Code Section 409A / 280G.

24.1 This Agreement shall be interpreted, construed and payments made to reflect the intent of the Company that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company

24.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

24.3 Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit that Employee becomes entitled to under this Agreement in connection with Employee’s separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Employee is determined to be a “specified employee” within the meaning of Code Section 409A, then such payment or benefit shall not be paid or provided until the date which is the earlier of (i) six (6) months and one day after such separation from service or (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

24.4 For purposes of Code Section 409A, Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

24.5 Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of this Agreement, and the Company shall not under any circumstances have any liability to Employee, or other person for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409AAdditionally, the provisions of Section 18.j of the Employment Agreement are fully incorporated herein as if fully restated herein.

Employee acknowledges that he/she has carefully read and fully understands all the provisions of this Agreement, that Employee has been given twenty-one (21) days in which to consider this Agreement and will have seven (7) days to revoke acceptance after signing this Agreement. Employee is advised to consult with an attorney of Employee’s own choosing before signing this Agreement. Notwithstanding any provision of this Agreement to the contrary, if this Agreement has not been executed and delivered and become irrevocable on or before the thirtieth (30th) business day after the Separation Date, no amounts or benefits under this Section 2 shall be or become payable.

IN WITNESS WHEREOF, THE UNDERSIGNED, HAVING READ THIS SEVERANCE AGREEMENT AND GENERAL RELEASE AND UNDERSTANDING THE TERMS CONTAINED HEREIN, DOES KNOWINGLY, VOLUNTARILY, AND FREELY SIGN AS OF THE DATE SET FORTH BELOW.

(Remainder of Page Intentionally Blank)

Saed Mohseni and the Company hereby enter into this Severance Agreement and General Release as indicated by their signatures below.

___________________________________
Saed Mohseni

STATE OF OHIO            :
: SS
COUNTY OF FRANKLIN         :

The foregoing instrument was acknowledged before me this _____ day of _____________, 2017 by Saed Mohseni.
_____________________________________
Notary Public

BEF MANAGEMENT, INC.

By: __________________________________
Its:

STATE OF OHIO        :
: SS
COUNTY OF     FRANKLIN     :

The foregoing instrument was acknowledged before me this ____ day of _______________, 2017 by Doug Benham, Executive Chair of BEF Management, Inc., on behalf of the Company.

_____________________________________
Notary Public